Exhibit 23(j)

                         Independent Auditors' Consent


The Board of Trustees of
The Flex-funds and Money Market Portfolio


We consent to the use of our reports incorporated by reference herein dated March 15, 2004 on the financial statements of The Flex-funds (comprising The Total Return Utilities, The Muirfield, Highlands Growth, Dynamic Growth, Aggressive Growth, U.S. Government Bond and Money Market Funds), and Money Market Portfolio as of December 31, 2003 and for the periods indicated therein and to the references to our firm under the headings "Financial Highlights" in each prospectus and "Other Services - Auditors" in the Statements of Additional Information.


                                                                   KPMG LLP

Columbus, Ohio
April 26, 2004